UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2018
Weatherford International public limited company
(Exact name of registrant as specified in its charter)

Ireland	001-36504	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Weststrasse 1, 6340 Baar, Switzerland	CH 6340
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code: +41.22.816.1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 21, 2018, Weatherford International, LLC, a Delaware limited liability company (“Weatherford Delaware”) and an indirect wholly owned subsidiary of Weatherford International plc, an Irish public limited company (“Weatherford Ireland”), entered into a purchase agreement (the “Purchase Agreement”) with Weatherford Ireland, Weatherford International Ltd., a Bermuda exempted company and an indirect wholly owned subsidiary of Weatherford Ireland (“Weatherford Bermuda” and, together with Weatherford Delaware and Weatherford Ireland, the “Weatherford Parties”), and Deutsche Bank Securities Inc. as representative of the several initial purchasers named in Schedule I thereto (the “Initial Purchasers”). The Purchase Agreement provides for the offer and sale (the “Offering”) by Weatherford Delaware, and the purchase by the Initial Purchasers, of $600 million aggregate principal amount of Weatherford Delaware’s 9.875% senior notes due 2025 (the “Notes”).

The Offering is expected to close on February 28, 2018, subject to customary closing conditions. The sale of the Notes will not be not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Notes will be sold on a private placement basis to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

The Purchase Agreement contains customary representations, warranties, covenants and agreements by the Weatherford Parties and the Initial Purchasers, including indemnification for certain liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

We intend to use the net proceeds from the Offering to repay in full Weatherford Bermuda’s 6.00% senior notes due March 2018, to fund a tender offer to purchase for cash any and all of Weatherford Bermuda’s 9.625% senior notes due 2019 (the “Tender Offer”) and pay any related fees and expenses thereof and the remaining net proceeds for debt repayment, including amounts due under the Weatherford Parties’ revolving senior credit facility the (“Credit Facility”).  Weatherford Bermuda has retained the Initial Purchasers and certain of their affiliates to act as dealer managers in connection with the Tender Offer and has agreed to pay these dealer managers a customary fee for their services in connection with the Tender Offer, as well as to reimburse them for their reasonable out-of-pocket expenses.

Additionally, affiliates of the Initial Purchasers are lenders under the Credit Facility and will receive a portion of the net proceeds from the Notes Offering to the extent such proceeds are used to repay borrowings under the Credit Facility. Further, the Initial Purchasers and their affiliates have performed commercial banking, investment banking and advisory services for the Weatherford Parties from time to time for which they have received customary fees and reimbursement of expenses. The Initial Purchasers or their affiliates may, from time to time, engage in transactions with and perform services for the Weatherford Parties in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

A copy of the Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 1.1 and is incorporated into this Item 1.01. The foregoing is only a brief description of the material terms of the Purchase Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such description is qualified in its entirety by reference to this Exhibit.

Item 7.01	Regulation FD Disclosure.

On February 21, 2018, Weatherford Ireland issued a news release announcing the pricing of the Offering. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information provided pursuant to this Item 7.01, including Exhibit 99.1, is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act, except as shall be expressly set forth by specific reference in any such filings.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Description
1.1
Purchase Agreement, dated February 21, 2018, by and among Weatherford International, LLC, Weatherford International plc, Weatherford International Ltd., and Deutsche Bank Securities Inc., on behalf of itself and the several Initial Purchasers named in Schedule I to the Purchase Agreement.

99.1	Press release, dated February 21, 2018, relating to the pricing of the Offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weatherford International plc
Date: February 23, 2018
/s/ Christoph Bausch
Christoph Bausch
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1
Purchase Agreement, dated February 21, 2018, by and among Weatherford International, LLC, Weatherford International plc, Weatherford International Ltd., and Deutsche Bank Securities Inc., on behalf of itself and the several Initial Purchasers named in Schedule I to the Purchase Agreement.

99.1	Press release, dated February 21, 2018, relating to the pricing of the Offering.